EXHIBIT 3.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 OF THE

DELAWARE GENERAL CORPORATION LAW

FIRST:  The jurisdiction where the Non-Delaware Corporation first formed is Nevada.

SECOND: The jurisdiction immediately prior to filing this Certificate is Nevada.

THIRD:  The date the Non-Delaware Corporation first formed is January 10, 1995.

FOURTH: The name of the Non-Delaware Corporation immediately prior to filing this Certificate is RestorGenex Corporation.

FIFTH: The name of the Corporation as set forth in the Certificate of Incorporation is RestorGenex Corporation.

SIXTH: The Certificate of Conversion shall be effective as of 5:00 p.m. Eastern Time on June 18, 2015.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 17th day of June, A.D. 2015.

RESTORGENEX CORPORATION
a Nevada corporation

By:	/s/ Stephen M. Simes
Stephen M. Simes
Its:	Chief Executive Officer